Exhibit 10.36

FIRST AMENDMENT TO LEASE

This First Amendment to Lease, dated as of August 27, 2018, is entered into by and between Hanover Properties, Ltd., a California limited partnership (“Landlord”), and Silk Road Medical, Inc., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Lease Agreement dated as of November 30, 2017 (the “Lease”) for those certain premises consisting of approximately 31,268 rentable square feet (the “Premises”) in the building located at 1213 Innsbruck Drive, Sunnyvale, California.

B. Pursuant to the Lease, Landlord constructed certain improvements to the Premises for Tenant (the “Tenant Improvements”) and provided Tenant with an allowance of $790,700 (the “Tenant Improvements Allowance”) for the design, permitting and construction of the Tenant Improvements. The Lease also provided Tenant with an additional allowance of $316,280 (the “Additional Allowance”) that could be utilized by Tenant to pay any Tenant Improvements costs in excess of the Tenant Improvements Allowance, which Additional Allowance would then repaid by Tenant to Landlord as additional rent under the Lease.

C. Landlord and Tenant now desire to amend the Lease to reflect the additional rent which will be due as result of Tenant’s election to utilize the entire amount of the Additional Allowance.

AGREEMENT

In consideration of the mutual covenants set forth herein and other valuable consideration, Landlord and Tenant agree to amend the Lease as follows:

1. Term. Landlord and Tenant hereby confirm that the term of the Lease commenced on June 13, 2018 (the “Commencement Date”) and shall expire on October 12, 2024, subject to Tenant’s option to further extend the term as provided in Paragraph 45 of the Lease.

2. Base Rent. Landlord and Tenant acknowledge that the additional rent payable under the Lease pursuant to paragraph 5(c) of the Work Letter Agreement attached as EXHIBIT C to the Lease will be $5,274.96 per month based upon a 74-month amortization schedule. Accordingly, the schedule of Base Rent set forth in Paragraph 5(a) of the Lease is hereby deleted and replaced with the following:

Months of Term	Base Rent

Jun 13, 2018 – Aug 12, 2018	$0.00/month
Aug 13, 2018 – Jun 12, 2019	$82,763.56/month
Jun 13, 2019 – Jun 12, 2020	$85,088.22/month
Jun 13, 2020 – Jun 12, 2021	$87,482.62/month
Jun 13, 2021 – Jun 12, 2022	$89,948.84/month
Jun 13, 2022 – Jun 12, 2023	$92,489.06/month
Jun 13, 2023 – Jun 12, 2024	$95,105.48/month
Jun 13, 2024 – Oct 12, 2024	$97,800.40/month

3. No Further Modifications. Except as set forth in this First Amendment, the Lease if unmodified and in full force and effect.

LANDLORD	TENANT

Hanover Properties, Ltd., a California limited partnership	Silk Road Medical, Inc., a Delaware corporation

By: The Christensen Company, LLC,	By: /s/ Erica Rogers
General Partner
Name: Erica Rogers
By: /s/ Gavin Christensen
Gavin Christensen, Manager	Title: CEO